Exhibit 10.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

panache LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), effective as of January 1, 2011 (the “Effective Date”), by and among the undersigned Persons, (individually a “Member” and collectively the “Members”), has been executed for the purpose of setting forth the agreements reached by the Members with respect to their equity interests in Panache LLC, a New York limited liability company (the “Company”), their rights, privileges and obligations and the management of the Company.

P R E A M B L E S

WHEREAS , the Company has been formed for purposes of importing and distributing Polish vodka;

WHEREAS , the Members wish to reflect their understanding with respect to the management and operation of the Company and their respective rights, privileges and obligations as members of the Company and the terms and provisions that will govern their respective membership interests, the Company’s business and their relationship;

NOW, THEREFORE , in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

INTERPRETATION

SECTION 1.1          Definitions.

Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms as used in this Agreement shall have the following meanings:

“Act” The New York Limited Liability Company Law, as amended from time to time.

“Affiliate” As to any Person, an affiliate shall mean any other Person that is in Control of, is Controlled by or is under common Control with such Person and/or is a manager, officer or director of such Person or of an Affiliate of such Person, and/or is related by blood, adoption or marriage to such Person or is a trust for the benefit only of one or more of such relatives.

“Available Cash” As at any date, all cash receipts received by the Company less the sum of the following, to the extent made from cash receipts received by the Company:

(i)                    all principal, interest and other payments then due and owing with respect to loans, mortgages and other indebtedness of the Company;

(ii)                  all cash expenditures (including expenditures for capital improvements) then necessary, in the opinion of the Manager, made and/or to be made in connection with the operation of the business of the Company;

(iii)                 such cash reserves as the Manager in his, her or its sole discretion deems necessary for the proper operation and all costs and expenses of the business of the Company; and

(iv)                in the event of a sale of any material assets of the Company’s business or a sale of substantially all of the assets or interests in the Company, or any refinancing or any event having substantially the same effect as any such sale or refinancing, all costs and expenses (including without limitation, brokers fees or commissions, attorneys fees and expenses and recording and search fees) with respect thereto.

“Capital Account” The Capital Account maintained and adjusted for each Member pursuant to Section 4.1.

“Capital Contributions” Any contributions made to the Company pursuant to Article III by the Members or any class of Members or any one Member, as the case may be (or the predecessor holders of the Interests of such Members).

“Code” The Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time.

“Control,” “Controlling” and “Controlled” The possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of any Person, whether through ownership of voting securities, by contract or otherwise.

“Interest” The ownership interest of a Member in the Company (which shall be considered personal property for all purposes) consisting of (i) such Member’s Percentage Interest in profits, losses, allocations and distributions, as reflected in Article IV below as adjusted or changed from time to time in accordance with the provisions hereof, (ii) such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act, if any, and (iii) such Member’s other rights and privileges as provided in this Agreement. For the purpose of Article VII of this Agreement only (setting forth restrictions on the transfer of any Interest in the Company), “Interest” also includes an option, warrant or other right to acquire an Interest in the Company. Each Interest issued under this Agreement is a “security” governed by Article 8 of the Uniform Commercial Code of the State of New York, as amended from time to time.

“Losses” With respect to any fiscal period of the Company, the net losses of the Company for such period for federal income tax purposes, including, as appropriate, each item of income, loss, deduction or credit entering into such determination, as determined by the regular accountants of the Company and including treating as deductions items of expenditures defined in Section 705(a)(2)(B) of the Code (or which are treated as Section 705(a)(2)(B) expenditures under Regulation Section 1.704-1(b)(2)(iv)(i)).

“Manager” Those individuals designated or elected to serve as the Manager of the Company as provided herein.

“Member Loan” means the loan to the Company by James Dale in the principal amount of $1,980,000 on February 10, 2010 bearing simple interest at the rate of 2.5% per annum.

“Members” All Persons admitted to the Company as a Member, so long as they remain Members.

“Panache” means Panache, LLC, a New York limited liability company, a Member of the Company.

“Percentage Interests” The percentage of each Member’s economic interest in the Company as reflected on Schedule A attached hereto as adjusted or changed from time to time in accordance with the terms hereof.

“Person” An individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Profits” With respect to any fiscal period of the Company, the net profits of the Company for such period for federal income tax purposes including, as appropriate, each item of income, gain, loss, deduction or credit entering into such determination, as determined by the regular accountants of the Company and including income exempt from tax as described in Section 705(a)(1)(B) of the Code.

“Regulations” The Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations.)

“Transfer” The mortgage, pledge, hypothecation, transfer, sale, assignment, gift or other disposition, in whole or in part, of an Interest or any option or right therefor, whether voluntarily, by operation of law or otherwise including disposition by judicial process or order, foreclosure, levy, attachment or exchange, except that for purposes of Article 7, the term Transfer shall mean the sale or assignment of an Interest or option or right therefore. The terms “Transferred,” “Transferring,” “Transferor” and “Transferee” shall have meanings corresponding thereto.

(1)

SECTION 1.2          Terms Defined Elsewhere .

The following terms have been defined in the locations set forth below.

Defined Term	Location
Accepting Member(s)	7.3(c)
Bankruptcy	Section 8.4
Buyer Capital Account	Section 7.3(a) Section 4.1
Closing Company	Section 7.3(c) Introduction
Company Minimum Gain	Section 4.5(c)(iv)(A)
Effective Date	Introduction
GAAP	Section 6.1
Member Non Recourse Deduction	Section 4.5(c)(iii)
Notice of Acceptance	Section 7.3(b)
Nonrecourse Liabilities	Section 4.5(c)(iv)(A)
Offer Offered Interest	Section 7.3(a) Section 7.3(a)
Offer Notice	Section 7.3(a)
Offer Price	Section 7.3(a)
Other Members P/L Effective Date	Section 7.3(a) Section 4.5(a)(ii)
Regulatory Allocations	Section 4.5(c)(iv)(C)
Representatives	Section 6.10
Seller Tax Representative	Section 7.3(a) Section 6.6
TMP	Section 6.6

SECTION 1.3          General Rules Of Construction .

As used in this Agreement, pronouns shall refer to male or female persons or business entities where such construction is required to give meaning to a provision contained herein. Whenever a singular or plural number is used herein, the same shall refer to the plural or singular, as applicable, as well. Unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof. The terms “including” and “include” however used are not limiting and mean “including without limitation.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE COMPANY AND ITS BUSINESS

SECTION 2.1          Formation Of Company .

The Company was organized pursuant to the Act on February 9, 2010. The rights and liabilities of the Members, the management of the affairs of the Company and the conduct of its business shall be as provided in the Act, except as herein otherwise expressly provided.

SECTION 2.2          Name .

The name of the Company shall be “Panache LLC”, provided that the Manager, in his, her or its discretion, may change the name of the Company at any time.

SECTION 2.3          Term Of Company .

The term of the Company commenced upon the filing of the Articles of Organization in the Office of the Secretary of State of the State of New York in accordance with the Act and shall continue until terminated in accordance with this Agreement or as provided by law.

SECTION 2.4          Purposes Of Company .

The purposes of the Company are to (a) import and distribute vodka from Poland; and (b) conduct any other business permitted by the Act. The Company shall have all powers as are necessary or desirable to carry out the purposes of the Company.

SECTION 2.5          Offices .

The address of the Company’s chief executive office shall be at 234 Fifth Avenue, Suite 415, New York, New York 10001. The Manager may change the Company’s registered and/or chief executive office from time to time, provided such offices are at all times located within the continental United States. In addition, the Company may maintain other offices or places of business as the Manager deem advisable for the conduct of the Company’s business.

SECTION 2.6          Filings .

(a)                  The Manager or appropriate officers of the Company are hereby authorized to execute, file and publish, or cause to be filed and published, with the proper authorities in the State of New York and in each other jurisdiction, if any, where the Company conducts business, such certificates or documents in connection with the conduct of business pursuant to a fictitious name or similar statute, as they may reasonably deem necessary or appropriate.

(b)                  The Members from time to time shall execute, acknowledge, verify, file, and publish all such applications, certificates and other documents, and do or cause to be done all such other acts, as the Manager or the officers may deem necessary or appropriate to comply with the requirements of law for the formation, qualification and operation of the Company as a limited liability company in all jurisdictions in which the Company shall desire to conduct business.

(2)

ARTICLE III

INTERESTS AND CAPITALIZATION

SECTION 3.1          Classes and Issuance Of Interest .

The Company is hereby authorized to issue a single class of Interests. The voting rights, if any, and the economic interest of such single class of Interest shall be as set forth in this Agreement, unless otherwise changed in accordance with the provisions of this Agreement. The names, addresses, Percentage Interest and Capital Contribution of each Member as of the Effective Date is reflected on the attached Schedule A, which shall be amended from time to time by the Manager to reflect any changes to the Percentage Interests, Capital Contributions, or names and addresses of the Members.

SECTION 3.2          Additional Capital Contributions Of The Members .

No Member shall be obligated to make any contributions to the capital of the Company. If the Manager determines that it is necessary to make a capital call, any Member electing in its discretion not to participate when other Members do participate shall be proportionately diluted by the additional capital contributed by participating Members. In lieu of making an additional Capital Contribution to the Company in cash, James Dale may reduce any amounts due him from the Company under the Member Loan by the amount of any additional Capital Contribution due from him.

SECTION 3.3          Admission of Additional Members .

(a)                  The Company may issue additional Interests and admit new Members only upon approval of the Manager. Additionally, the Issuance of additional Interests to Persons who are Affiliates of James Dale shall require the approval of all Members.

(b)                  Any additional Interests issued shall dilute the Percentage Interests of all Members.

SECTION 3.4          No Withdrawal Of Capital Contributions .

Except upon dissolution and liquidation of the Company, no Member shall have the right to withdraw, reduce or demand the return of its Capital Contributions, or any part thereof, or any distribution thereon, or to receive property other than cash in connection with any distribution, or to receive property other than cash in connection with a distribution or return of capital.

SECTION 3.5          Return Of Capital Contributions .

Except upon dissolution and liquidation of the Company or as otherwise provided herein, there is no agreement, nor time set, for the return of any Capital Contribution of any Member.

SECTION 3.6          No Obligation To Restore Negative Balances In Capital Accounts .

No Member shall have an obligation, at any time during the term of the Company or upon its liquidation, to pay to the Company or any other Member or third party an amount equal to the negative balance in such Member’s Capital Account.

SECTION 3.7          No Liability Of Members, The Managers And Their Affiliates .

Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Neither the Members, the Managers the officers, nor any Person Affiliated with any of the foregoing shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, acting as a Manager or officer or being an Affiliate of any of them.

(3)

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS OF

PROFITS, LOSSES AND DISTRIBUTIONS

SECTION 4.1          Capital Accounts .

T he Company shall maintain a separate capital account (“Capital Account”) for each Member and such Member’s legal representatives, successors and permitted assigns.

(a)                  The Capital Account of each Member shall be maintained in accordance with Section 1.704-1(b) and Section 1.704-2 of the Regulations as in effect on the date of this Agreement and shall be interpreted and applied in a manner consistent with such Regulations and shall also be maintained and adjusted pursuant to the provisions of Regulations Section 1.704-1(b)(2)(iv)(f). In the event the Manager reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Regulation Section 1.704-1(b) and Section 1.704-2, the Manager may make such modifications.

(b)                  The Capital Account of each Member shall be as set forth herein and increased by allocations of Profits pursuant to Section 4.4 hereof, and additional cash contributions and contributions of property to the extent of the fair market value of such property (net of liabilities secured by such property assumed by the Company or subject to which the Company takes the property), and decreased by allocations of Losses pursuant to Section 4.4 hereof, and by distributions and withdrawals of cash and property (to the extent of the fair market value thereof, net of liabilities secured by such property assumed by the Member or subject to which the Member takes the property).

(c)                  In the event of a Transfer of an Interest or any portion thereof in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Interest or any portion thereof shall acquire the Capital Account or portion thereof of the Member formerly owning such Interest, adjusted for distributions of Available Cash made pursuant to Sections 4.3 and 4.4 hereof and allocations of Profits and Losses made pursuant to Section 4.5 hereof. The cost of computing such adjustment shall be borne by the Member disposing of such Interest.

(d)                  Schedule A attached hereto reflects each Member’s Capital Accounts as of the date Effective Date, which Schedule takes into account the adjustment in the Capital Accounts of the existing Members permitted to be made pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) upon the admission of new Members of the Company.

SECTION 4.2          Distributions .

Distributions of Available Cash shall be made at such time(s) and in such amount(s) as the Manager shall from time to time determine. Non-liquidating distributions of Available Cash shall be distributed as follows:

(a)                  first, to James Dale to repay amounts due him under the Member Loan; and

(b)                  next, to all Members pro rata based on their respective Percentage Interests, provided, however, that, in the discretion of the Manager, any amounts owed, whether matured, unmatured or contingent, by any Member to the Company can be offset against any distributions to be made by the Company to such Member pursuant to this Agreement, including without limitation any tax distributions that may be made pursuant to Section 4.3 hereof.

SECTION 4.3          Tax Distributions .

The Company may at such times and in such amounts as determined by the Manager in its absolute discretion make distributions of Available Cash in amounts such that, prior to April 15 of a particular calendar year, each Member receives distributions in an amount sufficient to provide for the timely payment of all income taxes of a Member attributable to the income of the Company for the prior fiscal year utilizing the maximum marginal tax rates applicable to individual taxpayers pursuant to the Code and New York State and New York City tax laws and regulations in respect of income recognized during such fiscal year, regardless of the actual tax status of the Members and taking into account the deductibility of state and local taxes for federal income tax purposes. Any amount to be distributed to the Members pursuant to this Section 4.3 shall be reduced by prior distributions made to the Members pursuant to Section 4.2 with respect to such fiscal year. Nothing in this Section 4.3 will require the Manager to make any distributions under this Section 4.3 with respect to any fiscal year.

SECTION 4.4          Distributions.

(a)                  Generally. To the extent any distributions pursuant to this Agreement were incorrectly made, as determined in accordance with the financial statements provided pursuant to Section 6.8, the recipients shall promptly repay all incorrect payments and the Company shall have the right to set off any such incorrectly paid amount against any current or future sums owing to such recipients. In the event any proceeds available for distribution consist of items other than cash (i.e., notes, mortgages, payments in kind), the Members shall be entitled to their pro rata shares of each such asset, in accordance with the aggregate amount of proceeds due them, respectively. In determining the Capital Accounts of the Members for purposes of Section 4.5, the amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the tax basis of such assets, to the extent not otherwise recognized by the Company shall be taken into account as if such gain or loss were recognized by the Company.

(b)                  Withholding.

(i)                    If required by the Code or by state or local law, or with respect to any tax payments made by the Company in connection with any composite, or similar, partnership tax return filed by the Company with any State or local tax authority, the Company shall withhold any required amount from distributions to a Member for payment to the appropriate taxing authority. Any amount so withheld from a Member will be treated as a distribution by the Company to such Member. Each Member agrees to timely file any document that is required by any taxing authority in order to avoid or reduce any withholding obligation that would otherwise be imposed on the Company.

(ii)                  To the extent any amount is required to be withheld with respect to a Member and paid over to an appropriate taxing authority which amount is in excess of the amounts distributed to such Member in respect of such withholding, the amounts paid to the taxing authority in respect of such withholding shall be treated as a distribution to such Member and a corresponding distribution shall be made to each other Member in proportion to the Capital Account registered on the Company’s books in such Member’s name. To the extent that cash is not available to make any of the distributions required under this Section 4.4(b), such distribution shall be delayed and paid out of the next Available Cash.

(4)

SECTION 4.5          Profits and Losses .

(a)                  Generally. (i) The Profits and Losses of the Company shall be determined for each fiscal year in accordance with the accounting method followed by the Company for federal income tax purposes. Except as otherwise provided herein, whenever a proportionate part of the Profit or Loss is credited or charged to a Member’s Capital Account, every item of income, gain, loss, deduction or credit entering into the computation of such Profit or Loss shall be considered either credited or charged, as the case may be, in the same proportion to such Member’s Capital Account, and every item of credit or tax preference related to such Profit or Loss, and applicable to the period during which such Profit or Loss was realized, shall be allocated to such Member in the same proportion.

(ii) Except as otherwise provided in this Agreement, Profits and Losses shall be allocated to the Members in accordance with Section 4.5(b), as amended from time to time, and for this purpose, at the end of the month (the “P/L Effective Date”) that includes the date on which a new member is admitted (or deemed admitted) into the Company or a valid transfer of all or part of a Member’s Interest is effected (or deemed to be effected), the books of the Company shall be closed in accordance with Section 706(d) of the Code, and consistent therewith: (x) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the P/L Effective Date shall be allocated among those Persons who were Members in the Company prior to the P/L Effective Date in accordance with their respective Interests prior to the P/L Effective Date; and (y) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Effective Date shall be allocated among the Persons who were Members after the Effective Date in accordance with their respective Interests after the Effective Date.

(b)                  Allocation of Profits and Losses.

(i)                    Allocation of Profits. Subject to any allocation required under Section 4.5(c) and Section 4.5(d), Profits during each of the Company’s taxable years shall be allocated among the Members as follows:

(A)                 first, to the extent of cumulative Losses, net of Profits allocated;

(B)                 next, to the Members in the amounts and proportions necessary to bring the respective Capital Account balances of the Members in proportion to their respective Percentage Interests; and

(C)                 thereafter, to the Members, pro rata in accordance with their respective Percentage Interests.

(ii)                  Allocation of Losses. Subject to any allocation required under Section 4.5(c), Losses during each of the Company’s taxable years shall be allocated as follows:

(A)                 first, to the Members in the amounts and proportions necessary to bring the respective Capital Account balances of the Members in proportion to their respective Percentage Interests;

(B)                 next, to the extent of cumulative Profits, net of Losses allocated; and

(C)                 thereafter, to the Members, pro rata in accordance with their respective Percentage Interests.

(c)                  Special Allocation Provisions.

(i)                    General Limitation. Notwithstanding anything to the contrary contained in Section 4.5, no allocation shall be made to a Member which would cause such Member to have a deficit balance in its Capital Account which exceeds the sum of such Member’s share (if any) of the recourse debt of the Company, such Member’s share of Company Minimum Gain (as defined in Section 4.5(c)(iv)(A) hereof) and such Member’s share of Member Nonrecourse Debt Minimum Gain (as defined in Section 4.5(c)(iv)(B) hereof). If the limitation contained in the preceding sentence would apply to cause an item of loss or deduction to be unavailable for allocation to all Members, then such item of loss or deduction shall be allocated between or among the Members in accordance with the Members’ respective “interests in the Company” within the meaning of Section 1.704-1(b)(3) of the Regulations.

(ii)                  Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in clauses (4), (5) or (6) of Regulation Section 1.704-1(b)(2)(ii)(d) that results in such Member having a negative balance in its Capital Account in excess of the amount it is required to restore on a liquidation of the Company (or of the Member’s Interest in the Company), then, after any allocations required by Section 4.5(c)(iv) hereof, such Member shall be allocated income and gain in an amount and manner sufficient to eliminate such excess as quickly as possible. To the extent permitted by the Code and the Regulations, any special items of income or gain allocated pursuant to this Section 4.5(c)(ii) shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Section 4.5, so that the net amount of any items so allocated and the subsequent Profits and Losses allocated to the Members pursuant to this Section 4.5(c)(ii) shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Section 4.5(c)(ii) if such unexpected adjustments, allocations or distributions had not occurred.

(iii)                 Member Nonrecourse Deductions. Notwithstanding anything to the contrary contained in Section 4.5 hereof, any and all items of loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (collectively, “Member Nonrecourse Deductions”) that are (in accordance with the principles set forth in Section 1.704-2(i)(2) of the Regulations) attributable to Member Nonrecourse Debt (as such term is defined in Section 1.704-2(b)(4) of the Regulations) shall be allocated to the Member that bears the Economic Risk of Loss pursuant to Section 1.752-2(b)-(j) of the Regulations for such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

(iv)                (A) Company Minimum Gain. Except to the extent provided in Sections 1.704-2(f)(2), (3), (4) and (5) of the Regulations, if there is, for any fiscal year of the Company, a net decrease in Company Minimum Gain (as such term is defined in Sections 1.704-2(b)(2) and (d) of the Regulations, as the same may be modified in the context of limited liability companies), there shall be allocated to each Member, before any other allocation pursuant to Section 4.5 hereof is made under Section 704(b) of the Code of Company items for such fiscal year, items of income and gain for such Year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in Company Minimum Gain. A Member’s share of the net decrease in Company Minimum Gain is the amount of such total net decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year, determined in accordance with Section 1.704-2(g)(1) of the Regulations. Items of income and gain to be allocated pursuant to the foregoing provisions of this Section 4.5(c)(iv)(A) shall consist first of gains recognized from the disposition of items of Company property subject to one or more Nonrecourse Liabilities (as defined in Section 1.704-2(b)(3) of the Regulations) of the Company, and then of a pro-rata portion of the other items of Company income and gain for that year.

(5)

(B)                 Member Nonrecourse Debt Minimum Gain. Except to the extent provided in Section 1.704-2(i)(4) of the Regulations, if there is, for any fiscal year of the Company, a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in Section 1.704-2(i)(2) of the Regulations, as the same may be modified in the context of limited liability companies), there shall be allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain at the beginning of such fiscal year before any other allocation pursuant to Section 4.5 hereof (other than an allocation required pursuant to Section 4.5(c)(iv)(A)) is made under Section 704(b) of the Code of Company items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain. The determination of a Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Section 1.704-2(g)(1) of the Regulations. The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this Section 4.5(c)(iv)(B) shall be made in a manner that is consistent with the principles contained in Section 1.704-2(f)(6) of the Regulations.

(C)                 Curative Allocations. The allocations set forth in Section 4.5(c)(i), (ii), (iii) and (iv) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.5(c)(iv)(C). Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate, so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.5(b).

(d)                  Tax Allocations.

(i)                    Except as otherwise provided herein, all tax items of the Company shall be allocated among the Members in the same manner as they share the correlative items of Profits or Losses.

(ii)                  Any item of Company income, gain, loss, deduction or credit attributable to property contributed to the Company, solely for tax purposes, shall be allocated among the Members in accordance with the principles set forth in Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time such property was contributed to the Company.

(iii)                 As permitted by Section 1.752-3(a)(3) of the Regulations, the Members hereby specify that solely for purposes of determining their respective interests in the Nonrecourse Liabilities of the Company for purposes of Section 752 of the Code, such interests shall be equal to their respective Percentage Interests.

(6)

ARTICLE V

MANAGEMENT

SECTION 5.1          Manager .

(a)                  Appointment and authority of Manager. The business and activities of the Company shall be managed exclusively by the Manager. The Manager of the Company shall be James Dale The Manager shall have full and exclusive right, power and authority to manage the affairs and business of the Company and to bind the Company and to do or cause to be done any and all acts or things deemed to be necessary or appropriate to carry out or further the affairs and business of the Company. The general right, power and authority to operate the business of the Company shall include the power to hire and fire employees, to open, maintain and close bank accounts, to enter into such contracts, documents and agreements as may be advisable to carry out the purposes of the Company and to commence suit and/or collect or compromise any and all claims or liabilities in favor of or against the Company. The Members agree that the Manager shall have the broadest powers and authority permissible under the Act, including taking, or cause the Company to take, any of the following actions:

(i)                    selling all or substantially all of the business or sale, lease, or other disposition of all or a substantial portion of the assets of the Company or any of its subsidiaries;

(ii)                  converting, merging or consolidating, or recapitalizing of, the Company or any of its subsidiaries;

(iii)                 acquiring any interest in any Person (whether by a purchase of assets, purchase of equity, merger or otherwise), entering into any joint venture or making any investments in any other Person.

(iv)                making any loan, guarantee, or other incurrence of any other indebtedness by the Company;

(v)                  declaring of any capital call or request for loans or other funds from any Member(s) or entering into any loans with any Member;

(vi)                issuing additional Interests in the Company;

(vii)               encumbering any assets of the Company;

(viii)             entering into any contract, agreement or other arrangement creating obligations or liabilities of the Company;

(ix)                taking any action relating to bankruptcy, voluntary insolvency, dissolution, liquidation, restructure, any arrangement with creditors regarding the settlement or restructure of debt, recapitalization, reorganization or similar action for the Company or any of its subsidiaries including the filing of a petition, the appointment of a trustee or receiver, an assignment for the benefit of creditors, and any plan for the repayment of one or more creditors;

(x)                  dissolution, liquidation or other discontinuance of the business operations of the Company.

(b)                  Duties. The Manager shall perform his, her or its duties in good faith, in a manner he, she or it reasonably believes to be in the best interests of the Company and with such care as an ordinarily prudent Person in a like position would use under similar circumstances. The Manager shall have no liability for failing to discharge any of his, her or its duties provided he, she or it acted honestly and in the reasonable belief his, her or its actions were in or not opposed to the best interests of the Company. In performing his, her or its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared by and presented by one or more agents or employees of the Company whom such Manager reasonably believes to be reliable and competent in the matters presented or counsel, public accountants or other persons as to matters which the Manager reasonably believes to be within such person's professional or expert competence.

(c)                  Compensation. No Manager shall be entitled to any compensation solely for acting as a Manager. The Manager shall, however, be entitled to the reimbursement of reasonable expenses incurred in connection with performing his, her or its duties as Manager. The Manager in its discretion shall determine whether any Person who directly or indirectly performs other services for the Company as an employee, consultant or independent contractor shall be entitled to compensation therefor and the amount thereof.

(d)                  Written Consent. The Manager may act by written consent.

SECTION 5.2          Officers . The Manager may, from time to time, designate or appoint one or more officers, including a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary, a Treasurer and one or more Assistant Vice Presidents, Secretaries or Treasurers. Such officers may, but need not, be a Member or an employee of the Company. Each appointed officer shall hold office until (a) his or her successor is appointed; (b) such officer submits his or her resignation; (c) such officer’s death or disability or (iv) such officer is removed, with or without cause, by the Manager. All vacancies or newly created offices shall be filled by action of the Manager. Officers shall be entitled to such compensation, if any, as shall be decided from time to time by the Manager. The officers shall have such duties and responsibilities as assigned to them by the Manager.

SECTION 5.3          THE MEMBERS .

(a)                  Notwithstanding anything to the contrary contained herein, the Members (as members) shall have no voice, participation or vote in the management of the Company’s business, affairs or operations and shall have no power or right to bind the Company or act on the Company’s behalf in any manner except for those matters, if any, with respect to which the Act requires the Members to vote. To the extent that the Act provides that there is an option for certain matters to be voted on or taken by Managers (or Persons other than the Members) rather than by the Members, it is the intent of the parties hereto that all such optional matters are within the scope of the authority of the Manager and are not to be considered matters which the Members be required to take or to vote on pursuant hereto so that the actions Members are required to take or to vote on are limited to the fullest extent possible consistent with the Act.

(b)                  Any matter to be voted on by the Members shall be approved once consented to by Members holding a majority of the issued and outstanding Interests based on Percentage Interests. The Members may act by written consent and a meeting of the Members may be called and held by the Manager. No Member shall take part in or interfere in any manner with the management, conduct or control of the Company business affairs or operations and no Member shall have any right or authority to act for or bind the Company in any manner whatsoever, unless such Member is also a Manager or officer of the Company in which event such Member or officer shall only have the rights and authority set forth herein with respect to the Manager or designated by the Manager with respect to such officer position.

(7)

SECTION 5.4          INDEMNIFICATION

(a)                  Limited Liability of the Managers and Officers. The liability of the Manager and officers shall be eliminated and limited to the greater of the maximum extent permitted by Act and as set forth in this Section 5.4. Without limiting the foregoing, and except as set forth in the immediately following sentence, no Manager or officer shall be liable to the Company or any Member for monetary damages for breach of fiduciary duty as a Manager or officer or otherwise liable, responsible or accountable to the Company or any Member for monetary damages or otherwise for any acts performed, or for any failure to act. Notwithstanding anything to the contrary, nothing set forth in this Agreement shall eliminate or limit the liability of a Manager for monetary damages (i) for any breach of the Manager’s or officer’s duty of loyalty to the Company or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law by the Manager or officer, or (iii) for any transaction from which such Manager or officer received any improper personal benefit.

(b)                  Indemnification Generally. Subject to the limitations set forth in Section 5.4(e), the Company shall indemnify and hold harmless any Member, Manager, officer, employee or agent of the Company or any of the Company’s, direct or indirect, subsidiaries (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Damages”) arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company and the Company’s, direct or indirect, subsidiaries, regardless of whether the Indemnitee continues to be a Member, Manager, officer, agent of the Company or subsidiary, at the time any such liability or expense is paid or incurred.

(c)                  Expenses. Subject to the limitations set forth in Section 5.4(e), expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 5.4 shall, from time to time, upon request by the Indemnitee be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking in form and substance reasonably satisfactory to the Managers, by or on behalf of the Indemnitee to repay such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 5.4.

(d)                  Additional Indemnification Rights. The indemnification provided by this Section 5.4 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as determined by the Manager, other constituent documents or as a matter of law or equity or otherwise (provided, however, that to the extent permitted by law, Section 5.4(e) shall be deemed to be a restriction on the rights of Indemnitee to obtain indemnification and advancement of expenses in the circumstances specified herein), both as to an action in the Indemnitee’s capacity as an affiliate or a Member, Manager, officer, or of any affiliate, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

(e)                  Limitation on Indemnity and Expenses. Notwithstanding anything in this Section 5.4 or elsewhere in this Agreement to the contrary, the Manager may elect not to provide any indemnification or advancement of expenses to any Indemnitee pursuant to this Section 5.4 for any Damages of or to an Indemnitee (A) that arise in connection with any claim, demand, action, suit or other proceeding brought (i) by the Company or any of its direct or indirect subsidiaries or other Affiliates against such Indemnitee or any of his, her or its Affiliates, or (ii) by any such Indemnitee or any of his, her or its Affiliates against the Company or any of its direct or indirect subsidiaries or other Affiliates, in each case without the prior written consent of the Manager which may be withheld in its sole discretion, or (B) if the Manager has determined that such Person has breached his, her or its duty of loyalty to the Company or any of its direct or indirect subsidiaries or other Affiliates, or has acted or omitted to act in a manner that constituted intentional misconduct or a knowing violation of law or for any transactions from which such person received any improper personal benefit.

(f)                   Contractual Nature of Rights. The foregoing provisions of this Section 5.4 shall be deemed to be a contract between the Company and each Member, Manager, officer, employee or agent of the Company or of the Company’s, direct or indirect, subsidiaries, who serves in such capacity at any time while this Section 5.4 is in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The failure of the Company (including the Member, Managers, officers or independent legal counsel) to make a determination concerning the permissibility of such indemnification or advancement of expenses under this Section 5.4 shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible.

(g)                  Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Member, the Manager, officer, employees and agents (including the Member, Manager, officers, employees and agents of any the Company’s, direct or indirect, subsidiaries) against any liability of any character asserted against or incurred by the Company or any such Member, Manager, officers, employees and agents of the Company or of the Company’s, direct or indirect, subsidiaries, or arising out of any such person’s relationship with the Company, whether or not the Company would have the power to indemnify such person against such liability under the Act or the provisions of this Section 5.4.

(8)

ARTICLE VI

BOOKS, RECORDS;TAX MATTERS; CONFIDENTIALITY

SECTION 6.1          Books Of Account .

Complete books of account shall be kept by the Manager and the officers at the Company’s principal office. Such books and records shall be maintained in accordance with sound usual business practices in accordance with generally acceptable accounting principles (“GAAP”) and federal income tax reporting purposes.

SECTION 6.2          Fiscal Year .

The fiscal year of the Company shall be a calendar year.

SECTION 6.3          Tax Elections .

The TMP shall have the authority to cause the Company to make any election required or permitted to be made for income tax purposes if the TMP determines, in its reasonable judgment, that such election is in the best interests of the Company and the Members. If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), then such Member shall give reasonable notice under the circumstances to the Manager of such intent and the manner in which the Member’s intended treatment of the item is (or may be) inconsistent with the treatment of that item by the Company.

SECTION 6.4          Bank Accounts .

The Company may maintain one or more bank accounts as the Manager shall determine and withdrawals therefrom shall be made upon such signature or signatures as the Manager shall determine. The funds of the Company shall not be commingled with the funds of any other Person. Any funds not immediately required for Company business may be temporarily invested in such manner as any of such officers may from time to time determine.

SECTION 6.5          Tax Returns .

The Company shall prepare or shall cause to be prepared income tax returns for the Company and shall further cause such returns to be timely filed with the appropriate authorities. It is intended that the Company will be classified as a “partnership” for federal, state and local income tax purposes. Neither the Company nor its Members shall take any action inconsistent with this express intent of the Company and its Members. The Company and the Members hereby agree to take such reasonable action as may be necessary or advisable, and as reasonably determined by the Manager, including the amendment of this Agreement, to cause or ensure that the Company shall be treated as a “partnership” for federal, state and local income tax purposes.

SECTION 6.6          Tax Matters Member .

James Dale shall act as the “tax matters partner” (“TMP”) of the Company, as such term is defined in Section 6231(a)(7) of the Code, and, subject to the provisions hereof, shall have all the powers and duties assigned to the TMP under Sections 6221 through 6231 of the Code and the Regulations thereunder. The Members agree to perform all acts necessary under Section 6231 of the Code and the Regulations thereunder to designate such designee as TMP.

SECTION 6.7          Title To Company Assets .

Title to, and all rights and interests in, the Company’s assets shall be acquired in the name of and held by the Company, or, if either permitted to be held in Panache’s name as contemplated by the Contribution and Nominee Agreement or if required to be held in any other name, shall be held for the benefit of the Company.

SECTION 6.8          Financial Reporting . Each fiscal year, the Manager shall provide the Members with copies of the Company’s financial statements as soon as practicable after such statements have been prepared.

(9)

ARTICLE VII

TRANSFERS OF CERTAIN INTERESTS

SECTION 7.1          GENERAL PROVISIONS

(a)                  Except as provided in this Article VII, no Member may Transfer his, her or its Interests without the prior written consent of the Manager, which consent may be granted or denied in his, her or its sole and absolute discretion and without any liability or accountability to the Transferor or the Transferee.

(b)                  Notwithstanding the foregoing, without the consent of the Manager:

(i)                    any Member who is an individual may Transfer his/her Interests to a spouse or to a trust for the benefit of his/her spouse or his/her children for estate planning purposes,

(ii)                  any Member that is a trust may distribute its Interests to the beneficiaries of the trust; or

(iii)                 any Member that is an entity, may transfer its Interest to an Affiliate of such Member; provided that (A) the Manager receives prior written notice of any Transfer under Section 7.1(b)(i), (ii), or (iii); and (B) concurrently with any Transfer under Section 7.1(b)(i), (ii) or (iii), the Transferee executes and delivers an agreement in form and substance reasonably satisfactory to the Manager pursuant to which he, she or it he agrees to be bound by all of the terms, obligations and conditions of this Agreement applicable to the Member as the owner of such Transferred Interests.

SECTION 7.2          GENERAL CONDITIONS TO PREMITTED TRANSFERS

(a)                  No Transfer of an Interest permitted by the terms of this Agreement (other than the Transfer of all or part of a Member’s Interest to a Person who is already a Member of the Company) shall be effective unless:

(i)                    such Transfer shall have been consented to in writing in accordance with the provisions of Section 7.1 if applicable;

(ii)                  the Transferee shall accept and adopt in writing, by an instrument in form and substance satisfactory to the Manager, all of the terms and provisions of this Agreement, as the same may be amended from time to time, and shall have expressly assumed all of the obligations of the Transferring Member (except as otherwise provided in this Agreement);

(iii)                 the transferee shall pay all filing, publication and recording fees, transfer and stamp taxes, if any, and all reasonable expenses, including, without limitation, reasonable counsel fees and expenses incurred by the Company in connection with such transaction;

(iv)                the Transferee shall execute such other documents or instruments as counsel to the Company may require (or as may be required by law) in order to effect the admission of such Person as a Member;

(v)                  the Transferee shall execute a statement that he, she or it is acquiring the Interest for his, her or its own account for investment and not with a view to the resale or distribution thereof and that he, she or it will only Transfer the acquired Interest to a Person who so similarly represents and warrants;

(vi)                if required by the Manager, the Company receives an opinion of responsible counsel (who may be counsel for the Company), in form and substance satisfactory to the Manager, that such Transfer does not violate federal or state securities laws or any representation or warranty of such transferring Member given in connection with the acquisition of his Interest; and

(vii)               if required by the Manager, counsel to the Company delivers to the Company an opinion that such Transfer (A) will not result in a termination of the Company under Section 708 of the Code or if a termination does result, such termination does not have a material adverse affect; (B) will not cause the Company to lose its status as a partnership for United States federal income tax purposes; and (C) will not cause the Company to become subject to the Investment Company Act of 1940.

(b)                  No Transfer of an Interest, where permitted by the terms of this Agreement, shall be binding on the Company until all of the conditions to such Transfer have been fulfilled. Upon the admission of a substitute Member, the Manager shall promptly cause any necessary documents or instruments to be filed, recorded or published, wherever required, showing the substitution of the transferee as a substitute Member in place of the transferring Member.

(c)                  A Transferee of an Interest shall be entitled to receive distributions of cash or other property from the Company attributable to the Interest acquired by reason of such Transfer from and after the effective date of the Transfer of such Interest to him, her or it; provided, however, that anything herein to the contrary notwithstanding, the Company and the Manager shall be entitled to treat the Transferor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, losses, credits, deductions or distributions that are made in good faith to such Transferor until such time as all of the conditions of such Transfer have been fulfilled, the written instrument of Transfer has been received by the Company and the effective date of Transfer has passed.

(d)                  The effective date of a permitted Transfer of an Interest shall be no earlier than the last day of the calendar month following receipt of notice of assignment and such documentation as the Manager determines is required, unless otherwise determined by the Manager.

(e)                  The Transferring Member shall cease to be, and the Transferee shall become, a substituted Member as to the Interest so transferred as of the effective date, and thereafter the Transferring Member shall have no rights or obligations with respect to the Company insofar as the Interest transferred is concerned.

SECTION 7.3          THIRD PARTY SALES.

(a)                  If any Member receives from a non-affiliated third party an unsolicited bona fide written offer to Transfer all, but not less than all, of his, her or its Interest (the “Offered Interest”) for a consideration consisting solely of cash (an “Offer”), and such Member (the “Seller”) desires to Transfer such Interest to such third party (the “Buyer”) in accordance with the Offer, then the Seller shall provide the other Members (the “Other Member”) and the Manager with written notice of such Offer (the “Offer Notice”). The Offer Notice shall set forth the identity of the Buyer, the cash price at which the Transfer is proposed to be made (the “Offer Price”), and all other material terms and conditions of the Offer. The Offer must (i) constitute a legally binding offer of the Buyer to purchase the Offered Interest for a consideration consisting solely of cash, and (ii) contain an acknowledgment by the Buyer that the Buyer will be obligated to become a party to this Agreement as a condition to the Buyer’s purchase of the Offered Interest pursuant to the Offer.

(b)                  The receipt of an Offer Notice by the Other Members from the Seller shall constitute an irrevocable offer by the Seller to sell to the Other Members the Offered Interest at the Offer Price. Thereafter, the Other Member shall have the right and option, which shall be non-assignable except to the Company, to purchase all, but not less than all, of the Offered Interest at the price and upon the terms and conditions specified in the Offer. If any of the Other Members desires to exercise his, her or its option, then it shall give notice (the “Notice of Acceptance”) to that effect to the Seller with a copy to the Manager within thirty (30) days after receipt by the Manager of the Offer Notice. In the event more than one of the Other Members offers to purchase the Interest of the Seller through the delivery of a Notice of Acceptance, then such other Members shall purchase the Offered Interest pro rata in accordance with their Percentage Interests or as they may otherwise agree.

(c)                  The consummation of any purchase and sale (the “Closing”) to the Other Member(s) delivering a Notice of Acceptance to the Seller and Manager in accordance with the provisions of Section 7.3(b) (such Member(s) the “Accepting Member(s)”) shall take place at the offices of the Company within sixty (60) days after receipt by the Manager of the Offer Notice. At the Closing, the Accepting Member(s) shall purchase from the Seller, and the Seller shall sell to the Accepting Member(s), the Offered Interest, free and clear of all liens, claims and encumbrances of any kind or nature. The price to be paid by the Accepting Member(s) shall be the Offer Price, and shall be payable in accordance with the terms of the Offer. At the Closing, the Seller shall deliver to the Accepting Member(s) certificates evidencing the Offered Interests purchased and sold, duly endorsed for transfer to each Accepting Member, if the Interests are certificated, and the Accepting Member(s) shall deliver to the Seller the Offer Price.

(d)                  If all of the Offered Interest is not purchased pursuant to the terms of this Section 7.3 by the Other Member(s), then the Seller shall thereafter have the right to Transfer the Offered Interest to the Buyer, so long as the Offered Interest is Transferred by the Seller to the Buyer strictly in accordance with the terms of the Offer and in compliance with applicable securities laws within thirty (30) days after the expiration of the thirty (30) day period during which the Other Member may deliver a Notice of Acceptance. If the Offered Interest is not Transferred to the Buyer within the thirty (30) days permitted by the preceding sentence, then the Offered Interest shall not be Transferred without again complying with the restrictions set forth in this Section 7.3.

(10)

SECTION 7.4          TAG ALONG AND DRAG ALONG.

(a)                  DRAG ALONG RIGHTS. If all of the Offered Interest(s) is not purchased by the Other Members in accordance with Section 7.3 and the Offered Interest(s) represent a majority of the Percentage Interests, the Seller(s) may in his, her, its or their discretion require all of the Other Members to sell their respective Interests on substantially the same terms and conditions described in the Offer Notice. The Seller(s) shall exercise this right by sending written notice to all of the Other Members not less than ten (10) business days prior to the proposed Transfer which notice must disclose in reasonable detail the proposed terms and conditions of the proposed Transfer including the identity of the proposed Transferee. Each Member hereby appoints the Seller(s) as his, her or its attorney(s) in fact with full power of substitution to execute all documents, agreements and instruments and take all actions necessary or desirable on behalf of and in the name of such Other Member in order to consummate the Transfer contemplated hereby, provided the foregoing is consistent with the terms of the Transfer of the Offered Interest(s) and the provisions hereof. The foregoing appointment being coupled with an interest is irrevocable.

(b)              TAG ALONG RIGHTS. If the Seller has decided in its discretion not to require the Other Members to sell their respective Interests on the same terms and conditions applicable to the Offered Interest(s) as provided in Section 7.4(a), the Seller must nevertheless offer all the Other Members the right to transfer all, but not less than all, of their respective Interests to the proposed Transferee on substantially the same terms described in the Offer Notice. The Seller must send written notice to all of the Other Members not less than ten (10) business days prior to the proposed transfer which notice must disclose in reasonable detail the proposed terms and conditions of the proposed Transfer including the identity of the proposed transferee. Any Other Member wishing to exercise such right must send written notice to the Seller within five (5) business days of his, her or its receipt of such notice from the Seller. If the terms or conditions of the proposed Transfer change in any material respect or if the identity of the proposed Transferee changes, the Seller must send another written notice to all of the Other Members, regardless whether any of the Other Members previously decided to elect to Transfer on the terms previously described, and each of the Other Members shall have another opportunity to decide in his, her or its discretion whether to Transfer its Interest on such revised terms. Any Other Member wishing to exercise such option, including Members who previously exercised their right to participate in such Transfer, must send written notice to the Seller within five (5) business days after it receives such additional notice.

SECTION 7.5          BREACH/SPECIFIC PERFORMANCE.

The Members acknowledge that a breach of the covenants contained in this Article VII may cause irreparable damage, the exact amount of which will be difficult to ascertain and that remedies at law for any such breach and will be inadequate. Accordingly, the Members agree that, in addition to all other available remedies (including without limitation seeking such damages as can be shown to have been sustained by reason of such breach) the non defaulting party shall be entitled to (i) specific performance, injunctive relief and other equitable relief without being required to post bond or other security and without having to prove the inadequacy of the remedies available at law and (ii) the reimbursement of any and all reasonable attorneys fees and costs incurred by the non-breaching party in seeking such relief and exercising its rights and remedies hereunder.

SECTION 7.6          VOID TRANSFERS.

Notwithstanding anything to the contrary in this Agreement, any Transfer of an Interest in violation of the provisions of this Agreement shall be void and shall not bind the Company.

(11)

ARTICLE VIII

DISSOLUTION AND TERMINATION

SECTION 8.1          Dissolution .

The Company shall be dissolved and terminated upon the earliest to occur of the following:

(a)                  subject to Section 5.3(b), the Manager elects to dissolve the Company; or

(b)                  the entry of a decree of judicial dissolution of the Company which is final and not subject to appeal; or

(c)                  when the provisions of Section 8.3 below have been met.

SECTION 8.2          LIQUIDATION

(a)                  (a) Upon the dissolution of the Company, the Manager or a liquidating agent retained by the Manager shall proceed, within a reasonable time, to sell or otherwise liquidate the assets of the Company (whether consisting of cash, assets or a combination thereof) shall be distributed as follows:

(i)                    first, all of the Company’s debts and liabilities to Persons other than Members shall be paid and discharged (excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company assets), and any reserve deemed necessary by the Manager or the liquidating agent for the payment of such debts shall be set aside;

(ii)                  next, to repay the Member Loan; and

(iii)                 thereafter, to the Members in accordance with their Percentage Interests.

(b)                  Upon dissolution, the Members shall look solely to the assets of the Company for the return of their Capital Contributions. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, or a liquidating agent retained by the Manager, who hereby are authorized to do any and all acts and things authorized by law for these purposes.

(c)                  Upon dissolution of the Company, in lieu of distributions of capital in cash to the Members, distributions may be made in kind or partly in kind and partly in cash; the proportions and mix of assets distributed to Members may vary to the extent required to effect an in-kind distribution of property and Members may be compelled to accept a distribution in kind even though the percentage of the asset distributed is different from the percentage in which such Member shares in distributions by the Company; provided, however, that reasonable efforts are used to ensure that all Members receive distributions in kind and in cash in comparable proportions, unless otherwise consented to by the Members.

SECTION 8.3          Termination .

The Company shall terminate when all property owned by the Company shall have been disposed of and the assets, after payment of, or due provision has been taken for, liabilities to Company creditors, shall have been distributed as provided in this Agreement. Upon such termination, the Manager and/or the Members shall execute and cause to be filed a certificate of discontinuance of the Company and any and all other documents necessary in connection with the termination of the Company.

SECTION 8.4          Effect of Death, Bankruptcy, Incompetency or Dissolution .

The death, bankruptcy or incompetency of a Member shall not cause a dissolution of the Company. Upon the transfer of any Interests held directly or indirectly by any Member in connection with such Member’s bankruptcy, such Interests to the extent they are voting Interests shall automatically become non-voting Interests. For purposes hereof, “bankruptcy” shall mean (i) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Member’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by a Member of any assignment for the benefit of its creditors with respect to substantially all of the assets of such Member; or (iii) the earlier of (A) an entry of an order of relief, unless the same shall be appealed by the Member or (B) the expiration of 120 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for substantially all of the assets of a Member, or any involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been dismissed, vacated, set aside, stayed or otherwise disposed of within such 120-day period. A “Bankrupt” Member shall mean a Member who has entered into Bankruptcy within the meaning of this Section.

(12)

ARTICLE IX

AMENDMENT

SECTION 9.1          Entire Agreement .

This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and supersedes any and all prior agreements oral or written among the parties hereto concerning the subject matter hereof, which prior agreements are hereby cancelled and considered null and void and of no further force and effect. The recitals at the beginning hereof shall constitute a part of this Agreement.

SECTION 9.2          Amendment .

This Agreement may not be changed, modified, amended, discharged, abandoned or terminated except that ministerial changes and changes that do not adversely affect the rights and obligations of a Member in a way that is materially different or disproportionate to the effect of such amendment on the other Members (provided that differences arising only to the fact that Members have different Percentage Interests are acceptable) may be adopted in writing by the Manager. Any waiver, permit, consent or approval of any kind on the part of any Member of any of the provisions of this Agreement must also be made in writing and shall be effective only to the extent specifically set forth in such writing.

ARTICLE X

MISCELLANEOUS

SECTION 10.1       Severability .

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining portions of this Agreement. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 10.2       Notices .

Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be delivered personally, by overnight delivery, or by certified or registered mail, postage prepaid, to each of the Members at their respective addresses as set forth in Schedule A attached hereto or to such addresses as may from time to time be designated by any of them in writing by notice similarly given to all parties in accordance with this paragraph. Any notice, request, demand or other communication shall be deemed effective upon receipt or refusal and may be given by an authorized representative of the Person giving such notice.

SECTION 10.3       Governing Law; Jurisdiction .

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed in all respects, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflict of laws principles of the State of New York. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party or its successors or assigns shall be brought and determined in the appropriate court in New York County, New York and each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.4       Waiver of Jury Trial .

THE PARTIES HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVE, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THEM IN CONNECTION WITH THIS AGREEMENT, ANY AND EVERY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

SECTION 10.5       Service of Process .

With respect to any suit, action or proceeding arising out of or relating to this Agreement each of the parties irrevocably consents to service of process by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the parties at their respective addresses referred to in Section 10.2 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

SECTION 10.6       Counterparts .

This Agreement and any amendment hereto may be executed in any number of counterparts any one of which, or a copy of any one of which, shall be admissible into evidence, and all of which shall constitute one and the same agreement. Facsimile signatures shall be acceptable and shall have the same effect as original signatures.

SECTION 10.7       Waiver Of Action For Partition .

Each of the parties hereto irrevocably waives during the term of the Company and during the period of its liquidation following any dissolution any right that such party may have to maintain any action for partition with respect to any of the assets of the Company.

SECTION 10.8       No Third Party Beneficiaries .

None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Company or any other Person not a party to this Agreement.

SECTION 10.9       Further Assurances .

The Members agree to execute and deliver or cause to be executed and delivered such additional instruments, certificates or documents and take such actions as any Member may reasonably request for the purpose of more fully giving effect to the terms hereof.

(13)

IN WITNESS WHEREOF , the undersigned have duly executed this Operating Agreement as of the Effective Date.

______________________________ James Dale	_____________________________ Agata Podedworny
______________________________ Sjoerd de Jong	MIS BEVERAGE HOLDINGS, LLC By all its members: ____________________________________ Maria Gordon
___________________________________ Ian Grutman ___________________________________ Samantha Schinman

SCHEDULE A

Member Name and Address	Units of Interest Owned	Capital Account
James Dale 337 Adelphi Street Brooklyn, New York 11238	13 Million (65%)	$1.00
Agata Podedworny 337 Adelphi Street Brooklyn, New York 11238	4 Million (20%)	$1.00
MIS Beverage Holdings LLC 7 Beverly Court Jackson, New Jersey 08527 Attn: Maria Gordon; Ian Grutman; Samantha Schinman	2 Million (10%)	$1.00
Sjoerd Dejong 352 W. 123rd Street, Apt. #2 New York, New York 10027	1 Million (5%)	$1.00
TOTALS	20 Million (100%)	$4.00